                             EXHIBIT 5


     Opinion of Brown, Winick, Graves, Gross, Baskerville and
     Schoenebaum, P.L.C., to legality of securities being registered and consent to reference to it in the Registration Statement.

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

       Brown, Winick, Graves, Gross
     Baskerville and Schoenbaum, P.L.C.
                         Attorneys at Law
Suite 1100                        Marvin Winick           Daniel L. Stockdale      William E. Hanigan
Two Ruan Center                   Richard W. Baskerville  Thomas D. Johnson        William R. Gustoff
601 Locust Street                 Bruce Graves            Charles J. Krogmeier     Sean P. Conboy
Des Moines, Iowa 50309-3765       Steven C. Schoenebaum   Christopher R. Sackett   Danielle K. Dixon
                                  Harold N. Schneebeck    Sean P. Moore            Christine B. Long
Telephone (515) 242-2400          Paul D. Hietbrink       Nancy S. Boyd
Facsimile (515) 283-0231          William C. Brown        James L. Pray
                                  Richard K. Updegraff    Brenton D. Soderstrum    Brett J. Trout
Office in:                        Jill Thompson Hansen    Brett J. Trout            Patents & Trademarks
Pella, Iowa                       Paul E. Carey           Fred L. Morris
                                  Douglas E. Gross        Michael D. Treinen
                                  John D. Hunter          Miranda L. Hughes
                                  James H. Gilliam        Duane P. Hagerty         Of Counsel
                                  Robert D. Andeweg       Deborah J. Schmudlach     John G. Fletcher
                                  Alice Eastman Helle     Timothy J. Fox            Walter R. Brown

January 27, 1999

Brenton Banks, Inc.
Suite 200, Capital Square
400 Locust Street
Des Moines, IA 50309

RE:  1996 Stock Option Plan

Dear Sirs:

As counsel for Brenton Banks, Inc. (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of 1,331,000 shares of its common stock, par value $2.50 per share (the "Common Stock"), pursuant to its 1996 Stock Option Plan (the "Plan"). These securities are the subject of the Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit.

We have examined the Charter and Bylaws of the Company, the minutes of the meetings of its Board of Directors and Shareholders and such other corporate records of the Company and other documents, and we have made such examinations of law as we deem relevant relating to the authorization and issuance of capital stock. Based upon such examination, it is our opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Iowa and has authorized capital stock consisting of 50,000,000 shares of Common Stock, par value $2.50 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share.

2. That of the 1,331,000 shares of Common Stock of the Company, $2.50 par value, which are currently being registered pursuant to the Registration Statement, those shares which have not been previously issued by the Company are validly authorized
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
January 27, 1999
Page 2

     and are or may be legally and validly issued in accordance with the Company's Articles and Bylaws, and when so issued and duly delivered against payment therefore pursuant to the Plan as contemplated by the Registration Statement, such shares are or will be validly issued, fully paid, and non-assessable.

This Firm does not render any opinion under shares purchased upon the open market pursuant to the provisions of the Plan. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement which is about to be filed with the Securities and Exchange Commission.

BROWN, WINICK, GRAVES, GROSS,
BASKERVILLE & SCHOENEBAUM, P.L.C.



John D. Hunter
Member for the Firm

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